EXHIBIT  99.1

NUTRACEA(R) NAMES MR. DAVID BENSOL TO BOARD OF DIRECTORS

FOR  IMMEDIATE  RELEASE
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El  Dorado  Hills,  Ca., March 2, 2005 - NutraCea,(R) (OTC BB: NTRZ) an emerging industry leader in the field of stabilized rice bran derivatives and whole food nutrition announced today that Mr. David Bensol, the former CEO of Critical Home Care, which recently merged with Arcadia Group International (OTC BB: ACDI) was appointed to NutraCea's Board of Directors.

"We are honored and delighted to welcome David Bensol to the Board of Directors. David is a licensed pharmacist and brings over 30 years experience as a business leader in the healthcare industry with a particular emphasis on improving the quality of life for the elderly and infirm. His appointment provides additional depth to our Board furthering NutraCea(R)'s business model as a biomedical foods company and we look forward to his leadership as we enter this new phase of our Company's growth," said Patricia McPeak, Chairman of the Board of NutraCea.

"Being in the healthcare provider industry for over 30 years has given me a unique perspective on the important role of good nutrition as a means of maintaining optimal health and possibly even cutting health cutting care costs. This is indeed an exciting opportunity and I look forward to drawing on my experience, knowledge and resources to help NutraCea grow and achieve its business objectives." said Mr. Bensol.

About David S. Bensol, R. Ph.
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Beginning  his career in the health care industry as a registered pharmacist, in
1979, David S. Bensol founded Newbridge Surgical Supply, Newbridge Pharmacy and MacroCare Medical Products, which he built over the course of 20 years into one of the largest privately held home medical equipment providers, acute care pharmacy providers and specialty support surface providers in the United States. After completing three mergers with his largest competitors and consolidating operations, the combined company operating under the name of Home Care Supply, Inc. is now one of the largest home medical equipment providers in the country.

During his career, he was involved in the start up of a Hospice Care provider and served as a member of the advisory board. MacroCare, the support surface division of his company grew to become one of the largest distributors of the "RIK" mattress in the U.S. and was ultimately sold to a national provider of these products.

In 2000 Bensol formed Classic HealthCare Solutions, Inc., a home medical and respiratory supply company as a means of developing a business plan and procuring Medicare, Medicaid and Managed Care contracts in New York State.

In 2002, Critical Homecare Inc. was founded as a partnership between Mr. Bensol and Rockwell Capital Partners, LLC to capitalize on the consolidation opportunities that existed within the fragmented health care industry. The company was created by the acquisition and consolidation of Bensol's company, Classic Health Care Solutions, Inc. followed by two subsequent acquisitions.


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In 2003, as the CEO of Critical Homecare, Bensol engaged Sandgrain Securities to raise $9.5M in capital to execute on their business plan, which included the acquisition of Arcadia Services. Arcadia Services, was a medical and industrial staffing company and mail service pharmacy with annual sales in excess of $75 million per annum. Critical HomeCare now operates as Arcadia Resources, Inc. and trades on the OTC bulletin board under the symbol ACDI The combined company has revenues in excess of $100M.

NutraCea(R) (OTC Bulletin Board: NTRZ - News) is emerging as an industry leader and science-based growth, medical foods and nutraceuticals company through the research, development and distribution of its proprietary stabilized rice bran "super foods," natural arthritic relief products for humans and animals and "all natural" cosmeceuticals and beauty aids. The company is headquartered at 1261 Hawk's Flight Court, El Dorado Hills, California 95762.

Public Relations Contact:
Margie Adelman
NutraCea(R)
916-933-7000 ext 646
916-220-3500 Cell


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